Exhibit 99.1
Unaudited Pro Forma Condensed Combined Financial
Information
On December 15, 2009, ViaSat, Inc. (“ViaSat”) completed the acquisition of WildBlue Holding, Inc. (“WildBlue”). The following unaudited pro forma condensed combined statement of operations for the nine months ended January 1, 2010 is based on the historical financial statements of ViaSat and WildBlue after giving effect to ViaSat’s acquisition of WildBlue using the purchase method of accounting and borrowing to finance the WildBlue acquisition, and after applying the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.
ViaSat and WildBlue have different fiscal year ends. Accordingly, the unaudited pro forma condensed combined statement of operations for the nine months ended January 1, 2010 combines the unaudited historical results of ViaSat for the nine months ended January 1, 2010 and the unaudited historical results of WildBlue for the nine months ended September 30, 2009. The unaudited pro forma condensed combined statement of operations is presented as if the acquisition had occurred on March 29, 2008 and includes all adjustments that give effect to events that are directly attributable to the acquisition of WildBlue, expected to have a continuing impact and that are factually supportable, net of the impact for the seventeen days of WildBlue operations post-acquisition already included in the unaudited historical results of ViaSat for the nine months ended January 1, 2010.
The unaudited pro forma condensed combined financial statement is based on the estimates and assumptions set forth in the notes to such statement, which are preliminary and have been made solely for purposes of developing such pro forma information. The unaudited pro forma condensed combined financial statement is not intended to represent or be indicative of the results that would have been achieved had the acquisition been consummated and the borrowings completed as of the date indicated or that may be achieved in the future. The unaudited pro forma condensed combined financial statement does not reflect any operating efficiencies and/or cost savings that ViaSat may achieve with respect to the combined companies. The unaudited pro forma financial statements also do not include the effects, if any, of restructuring activities and post merger synergy.
This unaudited pro forma condensed combined financial statement should be read in conjunction with ViaSat’s historical consolidated financial statements and related notes included in its Form 10-K for the fiscal year ended April 3, 2009, filed on May 28, 2009, and in its Form 10-Q for the nine months ended January 1, 2010, filed on February 10, 2010, as well as WildBlue’s historical consolidated financial statements and related notes for the year ended December 31, 2008 and for the nine months ended September 30, 2009, included as Exhibit 99.1 to the Form 8-K/A filed on January 7, 2010, and the unaudited pro forma financial information included as Exhibit 99.1 to the Form 8-K/A filed on February 25, 2010.

Unaudited Pro Forma Condensed Combined Statement of
Operations for the Nine Months Ended January 1, 2010

	Historical nine months ended
	January 1,	September 30,
	2010	2009	Pro forma		Pro forma
(In thousands, except per share data)	ViaSat	WildBlue	adjustments		combined
Revenues	$475,438	$157,524	$(20,946	)(a)	$600,618
			(2,397	)(b)
			(9,001	)(l)
Cost of revenues	333,690	99,591	(14,085	)(a)	408,173
			(4,409	)(e)
			(292	)(c)
			(1,140	)(d)
			(5,182	)(l)
Selling, general and administrative	90,259	40,099	70	(e)	117,038
			(8,430	)(f)
			(4,960	)(l)
Independent research and development	21,559	19			21,578
Amortization of acquired intangibles	4,768	294	9,371	(g)	13,893
			(540	)(l)

Income from operations	25,162	17,521	(2,747)		39,936
Interest income	580	230	(216	)(h)	594
Interest expense	(2,530)	(44,262)	36,725	(i)	(10,067)
Other income (expense)	—	(1,651)			(1,651)

Income (loss) before taxes	23,212	(28,162)	33,762		28,812
Provision for income taxes	2,765	—	1,708	(j)	4,473

Net income (loss)	20,447	(28,162)	32,054		24,339
Less: Net income (loss) attributable to noncontrolling interest, net of tax	(243)	—			(243)

Net income (loss) attributable to ViaSat, Inc.	$20,690	$(28,162)	$32,054		$24,582

Basic net income per share attributable to ViaSat, Inc. common stockholders	$.65				$.68
Diluted net income per share attributable to ViaSat, Inc. common stockholders	$.62				$.65
Shares used in computing basic net income per share	31,863		4,286	(k)	36,149
Shares used in computing diluted net income per share	33,591		4,286	(k)	37,877
See accompanying notes to unaudited pro forma condensed combined financial statement.

Notes to Unaudited Pro Forma Condensed Combined
Financial Statement
1. Basis of pro forma presentation
On December 15, 2009, ViaSat, Inc. (“ViaSat”) completed the previously announced acquisition of WildBlue Holding, Inc., a Delaware corporation (“WildBlue”), contemplated by the Agreement and Plan of Merger, dated as of September 30, 2009 (the “Merger Agreement”) for total consideration of $574.6 million. In connection with the acquisition, ViaSat paid approximately $442.7 million in cash and issued approximately 4.29 million shares of ViaSat common stock valued at approximately $131.9 million based on the fair value of the stock on the date of closing (the “Merger”). As part of the Merger, ViaSat retained approximately $64.7 million of WildBlue’s cash on hand.
ViaSat accounts for business combinations pursuant to the authoritative guidance for business combinations (Statement of Financial Accounting Standard (SFAS) No. 141R (SFAS 141R), “Business Combinations,” / ASC 805). Accordingly, we allocated the purchase price of the acquired company to the net tangible assets and intangible assets acquired based upon their estimated fair values. We have made significant assumptions and estimates in our preliminary allocation of the purchase price in the unaudited pro forma condensed combined financial statement. These preliminary estimates and assumptions are subject to change pending further review of the fair value of the assets acquired and liabilities assumed as we finalize the valuations of the net tangible assets, intangible assets and certain tax attributes acquired. In particular, the final valuations of identifiable intangible assets, property values and realization of net operating losses acquired may change significantly from our preliminary estimates. These changes could result in material variances between our future financial results and the amounts presented in this unaudited pro forma condensed combined financial statement, including variances in fair values recorded, as well as expenses and cash flows associated with these items.
Under the authoritative guidance for business combinations, acquisition-related transaction costs and acquisition-related restructuring charges are not included as components of consideration transferred but are accounted for as expenses in the period in which the costs are incurred. Total merger-related transaction costs incurred by ViaSat are approximately $7.1 million which have been removed from the unaudited pro forma condensed combined statement of operations as they reflect non-recurring charges directly related to the merger. Similarly, merger-related transaction costs of $1.4 million incurred by WildBlue through September 30, 2009 have been removed from the unaudited pro forma condensed combined statement of operations.
The unaudited pro forma condensed combined statement of operations for the nine months ended January 1, 2010 gives effect to the WildBlue Acquisition and events that are directly attributable to the acquisition of WildBlue as if they had occurred on March 29, 2008.
Reclassifications
The following reclassifications have been made to the presentation of WildBlue’s historical financial statements in order to conform to ViaSat’s presentation:
•	Subscriber, equipment and other revenue have been combined to present total revenues of $157.5 million for the nine months ended September 30, 2009.
•	Sales, marketing and advertising cost of $17.9 million, for the nine months ended September 30, 2009 was reclassified to selling, general and administrative (SG&A) expenses.
•	Depreciation and amortization expenses of $43.8 million were reclassified to cost of revenues for $39.2 million, SG&A expense for $4.3 million, and amortization of acquired intangibles for $0.3 million for the nine months ended September 30, 2009.
2. Pro forma adjustments

(a)	Eliminates historical ViaSat revenues and related cost of revenues derived from sales of equipment and services to WildBlue.

(b)	We recorded the estimated fair value of WildBlue’s deferred revenue for assumed legal performance obligations under its retail subscriber programs and eliminated deferred revenue that does not represent a legal performance obligation. This adjustment in the unaudited pro forma condensed combined statement of operations reflects the effects on revenue recognized for certain of WildBlue’s long-term deferred revenue amounts adjusted to fair value.

(c)	We recorded the difference between the historical amounts of WildBlue’s tracking, telemetry, and control (“TT&C”) long-term asset and the estimated fair value of the asset acquired. This adjustment reflects the effects of the estimated fair value adjustment on the amortization of TT&C prepaid services asset and has been included in the statement of unaudited pro forma condensed combined statement of operations as the service arrangement extends beyond 12 months succeeding the transaction.

(d)	To record the difference between the recorded amount for WildBlue contractual obligations and the estimated fair value of those contractual obligations.

(e)	We recorded the difference between the historical amounts of WildBlue’s property, equipment and satellite, net, and preliminary fair values of the property acquired. This adjustment reflects the related impact of the preliminary fair value adjustments to depreciation expense recorded in the unaudited pro forma condensed combined statement of operations as an element of cost of revenues and SG&A expenses based on the nature of the underlying assets.

(f)	To remove ViaSat and WildBlue acquisition-related transaction costs from the unaudited pro forma condensed combined statement of operations as they reflect non-recurring charges directly related to the acquisition.

(g)	We recorded the preliminary fair values of WildBlue’s intangible assets acquired. The corresponding effects on amortization expense is shown in the table below:

			Estimated
		Estimated	amortization expense
	Preliminary	remaining	for the nine months
(In thousands)	fair value	life	ended January 1, 2010
Trade name	$5,680	3	$1,420
Customer relationships—retail	39,840	6	4,980
Customer relationships—wholesale	27,950	8	2,620
Satellite co-location rights	8,600	10	645

Amortization expense			9,665
Less: WildBlue historical amortization expense			(294)

Total adjustment to amortization of acquired intangibles			$9,371

(h)	Adjustment to record estimated reduction in interest income earned on weighted-average available cash and marketable securities historically held by ViaSat and corresponding interest rate yields during the nine months ended January 1, 2010 for cash on hand used in the acquisition of WildBlue.

(i)	To record the $275.0 million in senior notes due 2016, net of original issue discount, and the interest expense resulting from the additional borrowings under our Credit Facility (using the Eurodollar rate applicable at January 1, 2009 plus a margin of 4.0%), as set forth below:

				Pro forma
				interest expense
				for the
				nine months
				ended
(In thousands)	Debt balance	Rate		January 1, 2010
Line of Credit	$140,000	4.25	%*	$4,463
Senior notes due 2016 (the Notes)	275,000	8.88%		18,305

Total estimated interest expense related to ViaSat’s pro forma borrowings at January 1, 2010 under the Line of Credit and the Notes				22,768
Original issue and debt discount amortization related to the Notes	3,418			371
Debt issuance costs amortization related to the Notes	8,143			883
Debt issuance costs amortization related to the Line of Credit	3,787			947
Reduction of interest expense for capitalized interest related to our ViaSat-1 construction project				(14,902)

Total estimated interest expense				10,067
Less: Historical ViaSat interest expense				(2,530)
Less: Historical WildBlue interest expense				(44,262)

Pro forma interest expense adjustment				$(36,725)

*	For each .125 percentage points change in the variable interest rate under our revolving line of credit facility (the “Credit Facility”), the annual interest expense on the borrowings outstanding would change by $0.2 million.

(j)	To record estimated impact on income tax expense based on preliminary valuation of WildBlue’s net operating loss carryforward assumed by ViaSat and the effects of estimated fair value adjustments.

The following table provides a reconciliation of the provision (benefit) for income taxes to the amount computed by applying the statutory federal income tax rate to income before income taxes for the nine months ended January 1, 2010. Estimated pro forma tax attributes are the lesser of the current year amounts or the estimated amount available after the limitation imposed by Section 382 of the Code (due to ownership changes) as follows:

	Nine months ended
		September
	January 1,	30,
	2010	2009	Pro forma	Pro forma
(In thousands)	ViaSat	WildBlue	adjustments	combined
Income (loss) before taxes	$23,212	$(28,162)	$33,762	$28,812

Tax expense (benefit) at statutory rate	8,124	(9,857)	11,817	10,084
State tax provision, net of federal benefit	761	(1,286)	1,107	582
Tax credits, net of valuation allowance	(4,930)	—	—	(4,930)
Other	(1,190)	980	(1,053)	(1,263)
Valuation allowance	—	10,163	(10,163)	—

Total income taxes	$2,765	$—	$1,708	$4,473

(k)	To adjust shares used in computing basic and diluted net income per share attributable to ViaSat, Inc. common stockholders to reflect the issuance of 4.29 million shares of ViaSat common stock at the closing of the WildBlue Acquisition, and calculated as if the shares were outstanding from the beginning of the period presented.

(l)	To remove the impact for the seventeen days of WildBlue operations post-acquisition already included in the unaudited historical results of ViaSat for the nine months ended January 1, 2010.

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